Exhibit 19.15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-10990 and No. 333-113789) of AngloGold Ashanti Limited and the Registration Statement on Form F-3 (File No. 333-161634, No. 333-161634-01, No. 333-161634-02, No. 333-182712 and No. 333-182712-02) of our report dated May 26, 2011, with respect to the balance sheet of Société d’Exploitation des Mines d’Or de Sadiola S.A. as of December 31, 2010, and the related statements of income, cash flows and changes in stockholders’ equity for the year then ended, which report appears in the December 31, 2012 Annual Report on Form 20-F of AngloGold Ashanti Limited.

/s/ KPMG Inc.

KPMG Inc.
Registered Auditor

Johannesburg
South Africa
April 24, 2013

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